PROMISSORY NOTE

Lake Charles, Louisiana
February 28, 2019

For value received, the undersigned (ELIXIR OF LIFE, LLC (TIN xx-xxx2386) and SARAN JOHNSON ADAMS (SSN xxx-xx-4694)), jointly, severally, and in solido, promise to pay to the order of **1806 KNAPP STREET, LLC,** or any future holder of this note, (the "Note Holder"), the following sums:

a. The sum of **$472,000.00**, together with interest at the rate of 12.00% per annum from date until paid, payable as follows:

Interest Only. Interest only accruing beginning on December 28, 2018 and ending 12 months thereafter. The 12 months of interest only payments of **$4,720.00** per month commenced on January 28, 2019 and a like payment of $4,720.00 is payable on the 28th day of each succeeding month thereafter (for a total of 12 successive months of interest only payments, ending on December 28, 2019). (January 28, 2019 and February 28, 2019 interest only payments paid on date of this note.)

Payment of Principal. **$472,000.00** due and payable on December 28, 2019.

b. The sum of **$55,000.00** due upon the earliest to occur of the following:

1) December 31, 2019;
2) the undersigned maker refinancing the property located at 1806 Knapp Street, Lake Charles, LA 70601; or
3) the maker conveying the property located at 1806 Knapp Street, Lake Charles, LA 70601.

Payments to be made at 3355 Lenox Road NE #750, Atlanta, Georgia 30326 or at any other address given by Note Holder.

Failure to pay any of the installments or obligations of this note shall, at the option of the Note Holder, mature this note in its entirety, and all the remaining installments shall become immediately due and payable.

If maker is more than seven (7) days late in payment of any installment, maker will be assessed a late fee of five percent (5%) of the payment in default.

The maker has the right to prepay the whole outstanding principal amount (full prepayment) of this Note at any time without penalty.

The makers, endorsers, guarantors, and sureties of this note hereby severally waive presentment for payment, demand, notice of nonpayment, protest, notice of protest, notice of dishonor, and all pleas of

division and discussion. All endorsers, sureties, and guarantors hereby consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Note Holder with respect to the payment or other provisions of this note or any act of Mortgage securing this note, and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

If this note should be placed in the hands of an attorney, after its maturity, to institute legal proceedings, to recover the amount thereof, or any part hereof, in principal or interest, or to protect the interest of the Note Holder hereof, or if the same should be placed in the hands of an attorney for collection, compromise, adjustment, settlement or other action, the makers, endorsers, sureties and guarantors bind themselves, in solido, to pay the fees of the attorney employed by the Note Holder for that purpose, which fees are hereby fixed at twenty-five (25%) percent of the amount due or sued for, or claimed or sought to be protected, preserved or enforced, but not less than $3,500.00.

ELIXIR OF LIFE, LLC
By: Saran Adams, officer

ELIXIR OF LIFE, LLC
By: Mark Adams, Manager

SARAN JOHNSON ADAMS, individually

"Ne Varietur" for identification
With Sale with Vendor's Lien and Mortgage
And Pledge and Collateral Assignment of Leases and Rents
Done and Passed before me, Notary,
this 28th day of February, 2019.

NOTARY PUBLIC

BEVERLY BURNETT - ID NO. 50158
NOTARY PUBLIC
COMMISSIONED FOR LIFE
CALCASIEU PARISH, LA